Exhibit 4.2

Registered Certificate No.: [                    ]

Giant Interactive Group Inc.

(Incorporated under the laws of the Cayman Islands)

SHARE CERTIFICATE

PRINCIPAL REGISTER: THE CAYMAN ISLANDS

THIS IS TO CERTIFY THAT THE UNDER-MENTIONED PERSON(S) IS/ARE THE REGISTERED HOLDER(S) OF FULLY PAID AND NONASSESSABLE ORDINARY SHARES, WITH PAR VALUE OF US$0.0000002 PER SHARE AS DETAILED BELOW IN THE CAPITAL OF THIS COMPANY, SUBJECT TO THE MEMORANDUM AND ARTICLES OF ASSOCIATION OF THE COMPANY.

Name and

Address of Shareholder

NUMBER OF SHARES:            -            -

GIVEN UNDER THE SECURITIES SEAL OF THE COMPANY ON [                 Date                     ]

For and on behalf of
Butterfield Fund Services (Cayman) Limited

As the Share Registrar for Giant Interactive Group Inc.

No transfer of any of the Shares comprised in this Certificate will be recognised without the production of this Certificate.